                                                                   Exhibit 10.15



                               RESELLER AGREEMENT

1. Agreement. This Agreement is made as of December 22, 2000 with a term of two
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(2) years and subsequent terms of one (1) year, each self renewing annually unless terminated as provided in Section 13 or unless either party gives the other party at least sixty (60) days' notice of intent not to renew prior to the expiration of the then current term ("Term"), by and between CentrPort, Inc. with an office at 450 Post Avenue East, Westport, CT 06880 ("Vendor") and Modem Media, Inc. with an office at 230 East Avenue, Norwalk, CT 06855 ("Reseller"). This Agreement will be effective upon the closing of the transactions contemplated by the Stock Purchase Agreement, dated as of the date hereof (the "SPA") among Vendor, Reseller and Thomas Weisel Partners and certain other investors. ("Effective Date").

2. Resale.
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   a. Subject to all the terms and conditions of this Agreement, Vendor hereby appoints Reseller for the term of this Agreement as a third party reseller of the services and products as set forth in Attachment A ("Products") to this Agreement bundled with Reseller's goods or services or on a stand alone basis.

   b. Reseller agrees to treat Vendor as its preferred vendor for Products for all of Reseller's Clients during the term of this Agreement. As part of this relationship, Reseller shall use its reasonable best efforts to resell Products, i.e. Reseller shall conduct the up front marketing effort to sell Products to Client Prospects and Clients (as both terms are defined below) and Reseller shall, to the extent it is reasonably likely Vendor's Products will be needed, include the Products in any sales pitch in which Reseller participates. Reseller shall develop necessary specifications in accordance with the requirements form as set forth on Attachment B for the Products for a Client and/or a Client Prospect so that Vendor may provide the Products.

   c. In the event a Client or Client Prospect contacts Vendor directly, Vendor will notify Reseller. Except as set forth below, at no time during the Term shall Vendor initiate contact intended to result in a contract or sale, directly with any Client or Client Prospect. At no time during the Term and for 12 months after the expiration or termination of this Agreement shall Vendor sell its services or products through another reseller to a Client or Client Prospect without the written consent of Reseller's President; provided, however, such consent will be given under the following circumstances:

          i. Vendor may directly (and not through another reseller) sell its products and services to a Client or Client Prospect if Reseller has not provided services for a fee to such Client or Client Prospect for ninety (90) days;

          ii. Vendor may directly and through another reseller sell its products and services to a Client or Client Prospect if Reseller has not provided services for a fee to such Client or Client Prospect for more than six (6) months;

          iii. Vendor may provide Products directly (and not through another reseller) to any Client or Client Prospect if Reseller attempts to resell Products to a Client or Client Prospect, but such Client or Client Prospect elects to purchase such Products from Vendor directly;

          iv. Vendor may provide Products directly and through another reseller to any Client or Client Prospect after Vendor advised Reseller that it has received an indication of interest from a Client or Client Prospect for its Products and Reseller elects not to provide such Products to such Client or Client Prospect; and

          v. Vendor may provide Products directly (and not through another reseller) to a division or business unit of a Client in which Reseller is not providing services and Reseller has advised Vendor that it does not intend to solicit the business of such division to provide services during the next six month period.


          d. Vendor may in its discretion discontinue or modify any Product upon sixty (60) days' notice except that Vendor will continue to provide Products for any signed Statement of Work ("SOW") between Client and Reseller through the term of such SOW in accordance with the specifications provided therein.

          e. For purposes of this Agreement, "Client" shall mean any third party, corporation or entity that Reseller provides services for a fee; provided, however, if Reseller is providing services to a particular division or a business unit of such entity for a fee, the whole corporation or entity is deemed a Client for purposes of this Agreement. "Client Prospect" shall mean a third party corporation or entity whom Reseller is in the process of soliciting business as evidenced by a response by Reseller to an RFI, RFP and the issuance of a proposed SOW by Vendor to Reseller; provided, however, such third party shall no longer be deemed a Client Prospect upon the rejection of Reseller's RFP, RFI or SOW and three months have passed; provided, further, if Reseller is soliciting a particular division or a business unit of such entity, the whole corporation or entity is deemed a Client Prospect for purposes of this Agreement. "Products" shall include Vendor's products, services or licenses specified in Attachment A, and any other services or licenses Vendor and Reseller may agree mutually in writing to add to this Agreement.

          f. The parties acknowledge that Reseller has been acting as a reseller prior to the Effective Date. The parties agree that the terms and conditions of this Agreement shall apply to any SOWs in effect prior to the Effective Date, which are set forth on Attachment D hereto. Except as set forth on Attachment D, Reseller agrees that no commissions are owned by Vendor for any SOW in effect prior to the Effective Date.

     3.   Price, Payment Terms, MFN and Commitment.
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          a.   Reseller shall pay to Vendor the amounts specified in Attachment
               C for Products delivered hereunder unless the parties agree otherwise, as evidenced in a signed SOW. All payments due hereunder to Vendor shall be paid to Vendor in US dollars not later than thirty (30) days following the date of the applicable invoice. All out of pocket expenses of Vendor shall not be reimbursed by Reseller unless otherwise agreed to by the parties in a signed SOW. Each month Vendor shall issue an invoice only upon completion or performance of work or services being invoiced during that month unless the parties have agreed to an invoicing schedule in a SOW. Vendor will be responsible for all taxes (except Reseller's income taxes), duties, costs of compliance with export, import and customs controls and regulations, and other governmental assessments, unless the tax laws require otherwise.

          b. Every three months Vendor and Reseller will meet to discuss the competitiveness of the Products, including the pricing set forth in Attachments A and C. The parties will discuss the pricing and product packaging in light of current market conditions and Reseller's actual use of the services incorporated in the pricing of certain Products. Reseller will provide to Vendor its written, detailed and documented assessment of the quality, price and service level of Vendor's Products and their acceptance in the marketplace. In addition, Reseller will advise Vendor of any concerns its Clients have with the Products in light of privacy concerns or regulations and advise Vendor of any modifications to any Products or additional Products that it believes may be appropriate to address such concerns. Reseller will identify the instances and circumstances in which it has found Vendor's Products, services or pricing not to be competitive with other products in the marketplace. Based on Reseller's assessment of the market conditions, Vendor agrees that it will consider Reseller's assessment and use its best efforts to ensure that its Products' pricing, quality and services are highly competitive in the marketplace. If it is determined that Reseller does not utilize all of the services set forth in a particular Product, Reseller and Vendor will work together to modify the definition of the Products and the pricing for such modified Product. Vendor will not increase the prices to Reseller as set forth in Attachment C more than every three months for the first year and more than once every six months for the second year. Reseller must receive 60 days' written notice of any such price increases. Notwithstanding the foregoing, price increases shall not be effective for any SOW in effect prior to any price increase.

          c. Notwithstanding the foregoing, if Vendor enters into a reseller arrangement with a third party or a direct arrangement with any third party (including a Client or Client Prospect) for any of the Products or similar products (as defined in Attachment A) at a similar or lesser dollar commitment level than set forth herein, the terms of which offer that reseller or third party a larger discount or lesser pricing on that specific level of service or product, taken individually or as a group, than set forth herein, Reseller shall be afforded the same discount or pricing on that specific level of service (less 10% if such pricing is to a non-reseller) for the duration offered to such third party or reseller.

          d. If, during the period from January 1, 2001 through December 31, 2001, Vendor has Revenue (as defined below) in an amount less than $5.0 million (a "Commitment Level") as a result of this Agreement or Reseller's other efforts as defined in Section 3(d)(i) ("Received Amount"), Reseller shall, at its election, by March 31, 2002, either (x) pay to Vendor the difference between the Commitment Level and the Received Amount (the "Unpaid Amount") or (y) transfer to Vendor a number of Vendor shares of common stock equal to the value of the Unpaid Amount.

               i. For purposes of this Section 3(d), Revenue recognized by Vendor in connection with the following shall be included in the definition of Received Amount ("Additional Revenue"):
                    (x) Revenue recognized by Vendor in connection with its arrangements with a third party, Client or a Client Prospect that result in the right of Reseller to receive a Commission as set forth in Section 3(f); or (y) Revenue (not to exceed $750,000 in the aggregate) recognized by Vendor in connection with its arrangements with a third party, Client or Client Prospect as a result of Reseller referring such entity to Vendor. Notwithstanding the previous sentence, Revenue recognized by Vendor from the General Electric Financial Assurance division of General Electric shall be excluded.

               ii. If a Client provides Reseller with written notice of a failure to meet the warranties or the required quality of the Products and services set forth in this Agreement or a signed SOW and such failure results from Vendor's failure to meet its obligations, including stated technical specifications and/or services of Vendor, Reseller shall promptly notify Vendor in writing of such notice. If such Client affords Reseller an opportunity to cure such failure, Vendor shall have the opportunity to cure such failure in the time frame allotted to Reseller. Thereafter, if not cured and if the Client terminates its agreement with, or reduces its commitment to, Reseller to purchase Products due to such failure, the Commitment Level shall be reduced by the amount of Revenue such Client contracted for or committed to. In addition, if a client of Vendor terminates its agreement with, or reduces its commitment to, Vendor to purchase Products due to a failure of Vendor to provide Products that meet the warranties hereunder or the required quality of the Products and services and such arrangement would have been deemed Additional Revenue, the Commitment Level shall be reduced by the amount of Revenue such client contracted for or committed to.

               iii. If laws or regulations are enacted or promulgated regarding privacy, database usage or the ability to use cookies or web bugs and the effect of such laws or regulations is to make it illegal or otherwise commercially impracticable to use the Products or the System, Reseller shall have the right to terminate its obligations under Section 3(d), and such obligations shall be null and void.

               iv. If Vendor declines to accept an SOW from Reseller for Products and such SOW reflects pricing at least at the levels set forth in Attachment C, as amended, the Commitment Level shall be reduced by the amount of Revenue from such SOW.

               v. The number of shares in Section 3(d)(y) shall be determined by dividing (x) the Unpaid Amount by (y) $.600096

               vi. For purposes of Section 3(d), Revenue shall mean all revenue recognized by Vendor and any of its subsidiaries, in accordance with US GAAP and Vendor's past accounting practices consistently applied. Revenue shall be calculated before any discounts for warrants issued to Reseller or any other third party.

               vii. If the Unpaid Amount is equal to or less than $750,000, the
                    Unpaid Amount will be reduced by any Revenue recognized by Vendor in the first quarter of 2002 for work that a Client or third party contracted for or committed to prior to January 1, 2002 (as evidenced by a signed SOW), and which was accepted by Vendor.

          e. Reseller shall have the right to audit Vendor's books and records to confirm the Unpaid Amount as set forth in Section 3(d), and compliance with the most favored nations provisions set forth in
               Section 3(c) and to ensure compliance with this Agreement. Such audit cannot occur more than once per quarter and shall occur only during Vendor's normal business hours and upon reasonable advance notice to Vendor. Reseller shall complete such audit within no more than fifteen (15) business days, provided that Vendor co-operates with Reseller in its conduct of the audit. Such audit will be at Reseller's expense. However, if Vendor is found to not be complying with this Agreement with respect to the scope of the audit, Vendor shall reimburse Reseller for all costs associated with the audit, along with any discrepancies discovered, within thirty (30) days after completion of the audit.

          f. If Vendor provides Products directly (and not through another reseller) to any Client or Client Prospect pursuant to Section 2(c)(iii), Vendor shall pay a commission to Reseller in an amount equal to 10% for the first $500,000 of Revenue received from such Client or Client Prospect and 5% on any additional Revenue received by Vendor. Vendor shall pay all amounts due under this
               Section 3(f) to Reseller forty-five (45) days from monthly completion of the work performed for such Client. Upon the expiration or termination of the Agreement, Reseller shall continue to receive Commissions for any SOW in effect at the time of such termination or expiration until such SOW terminates.

          g. Vendor shall have the obligation to use its reasonable best efforts to pursue all referrals given by Reseller. Once each month, Vendor shall provide Reseller with details of the status of all referrals made by Reseller to Vendor.

          h. Vendor shall issue to Reseller the following warrants to purchase shares of common stock of Vendor, which warrants shall be fully vested at the time of issuance and shall be issued pursuant to the form of Warrant Agreement attached hereto as Attachment E.

               i. During 2001, if Vendor recognizes Warrant Revenue equal to $7.5 million, Vendor will issue Reseller warrants to purchase 587,406 shares of common stock of Vendor. Vendor will issue Reseller additional warrants to purchase 391,604 shares of common stock for every incremental $2.5 million of Warrant Revenue achieved above $7.5 million during 2001. All warrants issued pursuant to Section 3(h)(i) shall be at an exercise price of $.750120.

               ii. During 2002, if Vendor recognizes Warrant Revenue equal to $10 million, Vendor will issue Reseller warrants to purchase 587,406 shares of common stock of Vendor. Vendor will issue Reseller additional warrants to purchase 391,604 shares of common stock for every incremental $2.5 million of Warrant Revenue achieved above $7.5 million during 2002. All warrants issued pursuant to Section 3(h)(ii) shall be at an exercise price of $.900144.

               iii. Notwithstanding the previous section, Vendor shall not be obligated to issue to Reseller warrants representing more than 2,349,624 shares of common stock pursuant to Section 3(h), in the aggregate over such two-year period.

               iv. Warrant Revenue shall have the same meaning as Revenue hereunder, provided, however, that the $750,000 limit set forth in section 3(d)(i)(4) shall not apply.

     4.   Product Names. Reseller is granted a royalty free, irrevocable,
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          worldwide license to use Vendor's then-current names, marks, logos, and other identifiers for the Product ("Marks") and Vendor designated intellectual property related notices in connection with Reseller's advertising and promotion for such Products, provided that Reseller will: (i) only use Marks in the form and manner, and in accordance with the quality standards that

          Vendor specifically prescribes; (ii) submit samples of all Product advertising to Vendor for approval; and (iii) upon termination of this Agreement for any reason, immediately cease all use of the Marks and the license will terminate. Reseller will not use, register or take other action with respect to any name, logo, trademark, service mark, or other identifier used anywhere in the world by Vendor, except to the extent authorized in writing by Vendor in advance. Reseller may use Marks to promote the fact that Vendor is a service provider for and/or partner of Vendor, provided Vendor has approved the promotional materials. Reseller acknowledges that Vendor's brands are important to the value of Vendor's business. Therefore, Reseller agrees that Vendor's brand or trademarks will be present when Reseller sells Products; provided, however, Vendor and Reseller shall work together to determine the appropriate means by which to promote Vendor's brands as part of Reseller's services.

          5.   Support.
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          a.   Vendor will provide presentations on general capabilities and pricing to Reseller's domestic offices every six months and with respect to its international offices as mutually agreed to by the parties. Vendor will at least every six months provide Reseller account team members with training on its Products, its operations and its analytical products and services and will provide Reseller's technology personnel with training on its technology. In addition, if a new version or upgrade of Vendor's technology is released, Vendor will as soon as practical provide training as to the details of such new version.

          b. Vendor shall dedicate at least four full time sales \ account representatives to Reseller's account no later then March 31, 2001, of which two will be based on the East Coast and two will be based on the West Coast. As of the Effective Date at least one person will be dedicated and located on the East Coast. Reseller shall have the right to reject the assignment of any of Vendor's employees to Reseller to serve in such sales support capacity so long as such rejection is based on reasonable and documented performance based concerns. If Reseller rejects the assignment of any of Vendor's employees as sales\account representatives to Reseller more than two times, then the March 31, 2001 deadline shall be extended for a period of up to two (2) months. During the Term, the parties will work together to determine if a greater number of dedicated account representatives is required based on the number of Reseller's Clients, and the value and complexity of the Products and services provided to those Clients. Reseller shall have the right to designate the projects, functions and location for such dedicated sales support, which may include supporting Reseller's sales efforts with its Clients, provide assistance to Reseller during the sales and proposal process and assisting in the creation of Reseller's marketing plan; provided that such sales support shall spend 100% of their time dedicated to activities that support the sales of the Products. If Reseller determines that it does not require four full-time dedicated sales support for a period of time, it may require that it receive additional dedicated technical or analytical support under Sections 5(c) or 5(d). In addition to these four full time sales/account representatives, Vendor shall assign Arthur Melville for up to 50% of his time (i.e., two and a half days per week) for the Term to provide sales support to Reseller as requested by Reseller. Vendor may remove Mr. Melville at any time from his assignment if it assigns another individual of the same caliber as Mr. Melville to Reseller provided Reseller consents to such assignment, which consent shall not be unreasonably withheld.

          c. Vendor shall dedicate at least two full time program engineers to Reseller. Reseller shall determine the type of projects and functions such dedicated person shall perform; provided that such technical support shall spend 100% to their time dedicated to activities that support the technology related to the Products. Reseller shall have the right to reject the assignment of any Vendor's employee to Reseller to serve in the technical support roles so long as such rejection is based on reasonable and documented performance based concerns. If Vendor reasonably believes that any of the projects to which Reseller has assigned the dedicated program engineers is not a productive use of the engineers' time, then Vendor will notify Reseller of same, including, the reasons for such belief, and then Vendor and Reseller shall discuss an appropriate project for such engineers.

          d. Vendor shall dedicate at least two full time data analysts to Reseller. Reseller shall determine the type of projects and functions such dedicated person shall perform; provided that such analytical support shall spend 100% of their time dedicated to activities that support the analytical service related to the Products. Reseller shall have the right to reject the assignment of any of Vendor's employees to Reseller to serve in the analytical support roles so long as such rejection is based on reasonable and documented performance based concerns.

          e. All costs and expenses, including travel expenses, related to training and the dedicated positions referred to in Sections 5(a) -5(d) shall be borne by Vendor, unless agreed to otherwise in writing by the parties.

          f. Reseller shall review and evaluate its current organization structure and determine the changes that are required, if any, to improve the efficiencies of Reseller and Vendor working together and leverage the talent and skills in each organization. As part of this review and evaluation, Reseller will consider if a dedicated group of people with account, technology, media and analytical skills is a mechanism to accomplish such efficiencies and leverage.

          g. If any of the dedicated engineering, sales, account, or analyst support is not being utilized at 100% of their time by Reseller or Clients, then Vendor shall notify Reseller as to which individuals are not being fully utilized and to the extent of such under-utilization Vendor may reallocate those individuals to work on other programs; however, should Reseller's need for this dedicated support increase, Vendor will reallocate this support to Reseller, within the quickest time possible.

          6.   Tracking Management System. Reseller and Vendor understand that
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          Reseller and its Clients are required to use Vendor's proprietary technology (the "System") to use the Products. Accordingly, Vendor grants to Reseller a non-exclusive and worldwide license to access and use the System, which Reseller can access and use only on servers designated by Vendor by means of a unique username and password issued by Vendor, and only for the purposes of accessing data in reports of impressions and, if stated in a SOW, other data related to creating and maintaining a data record for Reseller's Clients. Reseller shall cooperate as reasonably necessary to ensure that the Client receives the data reasonably requested by the Client. Vendor shall ensure that the System is available for Reseller's use at least 95% of the time, calculated on a calendar monthly basis. Vendor will work to maintain and improve the System and will implement all reasonably necessary and proper corrections to ensure the appropriate functioning of the System. To ensure the Vendor's methodology for its counting impressions is accurate, Vendor will have its impression counting methodology audited by a third party, reputable accounting firm at least once every six months, which firm shall provide a written report as to the results of such audit.

          7.   Additional Obligations. For any Products to be delivered under an
               ----------------------
          SOW between Reseller and Vendor, Reseller shall obtain all necessary rights, licenses, consents, waivers and permissions from target site operators, web users, and Reseller's Clients, to allow Vendor to operate the Products, and to use any data provided to or collected by the System. Reseller further represents that Reseller has read, and will substantially conform to, Vendor's statement on privacy, as currently existing on Vendor's web site as of the Effective Date. Vendor will read each and every Client's privacy policy and use its commercially reasonable efforts to comply with such policy. To the extent such policy is inconsistent with regard to the provision of Products, Vendor shall notify Reseller of the same.

          1.   Reports. Vendor will provide the necessary platform and access
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               for Reseller to generate reports. The content and frequency thereof shall be set forth in the SOW and in the description of the Products. The reports will be available free of charge to Reseller with the cost thereof being part of the fees set forth above. If Reseller requires customized reports, not set forth in a SOW, Reseller shall pay an additional amount for such reports, to be mutually agreed to in writing by the parties.

          9.   Proprietary Rights and Restrictions. Reseller and its Clients
               -----------------------------------
          retain all right, title and interest, including all copyrights and other intellectual property rights, in and to the advertisements, banners and other advertising materials that Reseller or its Clients provide to Vendor or otherwise place through Vendor or which Vendor creates during course of its performing an SOW, including, but not limited to report templates included in the Products. Vendor expressly acknowledges that it does not obtain any right, interest or title to any such materials by virtue of this Agreement or its providing of the Products. Reseller expressly acknowledges it does not obtain any right, interest or title to the

          Products or the System (excluding the Interface) and any promotional or educational material developed by Vendor.

          10.  Data. In the delivery of the Products, Vendor will collect and
               ----
          maintain information, which may include personally identifiable information ("PII"), web users' internet addresses, browser types and operating systems and may create or generate reports or summaries thereof, as well as other information and data (whether in raw form or compiled into a report or summary) (collectively "Information and Data"). Reseller's Clients own the Information and Data and have the sole and exclusive right to use, sell, license or otherwise dispose of all Information and Data for any purpose. The Information and Data contained in the reports are downloadable by Reseller in Graphic Interchange Format (GIF), or other text and/or graphics format, free of charge, but any analysis by Vendor of such data shall be subject to a separate charge as reflected in an SOW. Vendor may use the Information and Data (other than PII) only (i) for Vendor's reporting purposes, consisting of compilation of aggregated statistics about the Product (e.g., the aggregate number of ads delivered) that may be provided to customers, potential customers and the general public and provided that the same does not reveal Reseller's identity, the identity of any Client of Reseller or the identities of any web users; and (ii) if required by court order, law or governmental agency, provided that Vendor provides Reseller with an opportunity to seek a protective order to prevent such disclosure. Upon termination of an SOW, Vendor shall not retain any hard or soft copies of PII that relates to such SOW. Vendor will notify Reseller at least thirty (30) days prior to such destruction and Reseller will confirm with Client that the destruction of the records has been authorized by Client. Reseller shall provide a copy of such authorization to Vendor prior to such destruction..

          11.  Warranties and Warranty Disclaimer.
               ----------------------------------

               (a) Each party warrants that it has the full power, right and authority to enter into this Agreement and that this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms. Vendor represents and warrants that (i) the System and Products were developed by Vendor without infringement or misappropriation of any third party's copyrights, trademarks, trade secrets, or patents that are known or should have been known to Vendor and Vendor either owns or has obtained all necessary rights in and to the hardware, software and information technology components that are the subject of and/or are to be used in the performance of this Agreement, such that Vendor's performance of this Agreement, and the use of the System, Products and related hardware, software and information technology components do not infringe upon any third-party's copyrights, trademarks, trade secrets or patents, that are known or should have been known to Vendor, (ii) the Products and System shall perform as set forth in this Agreement or any SOW or any specifications provided by Vendor, (iii) that there is currently no actual or threatened suit by any third party based on an alleged violation of any patents, trademarks, trade secrets or other intellectual property rights by Vendor; (iv) the Products or System will not introduce any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," "preventative routines" or other computer software routines that permit access to or use of; disable, modify, damage or delete any data, computer hardware or other equipment or software operated or maintained by Reseller or Client(s); or perform any other such similar actions. Vendor warrants that there will be a minimum monthly uptime of 99.5% for the real time transaction portion of the Products. Vendor warrants that Products will be performed in a professional and workmanlike manner and will meet any specifications for the Products as set forth in Attachment A or any SOW. Reseller may warrant to Client on behalf of Vendor the warranties set forth in this Section. VENDOR MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE NOT OTHERWISE CONTAINED HEREIN. Reseller shall not make any liability or warranty statement to any Client on behalf of Vendor that is broader than the warranties herein unless Vendor gives prior written consent for such statement; however, the parties acknowledge that from time to time a Client may ask for additional warranties in which case Vendor will cooperate with Reseller to provide same to Client, which additional warranties, if any, will be reflected in the relevant SOW.

               (b) The parties recognize that each SOW will include assumptions regarding Reseller's or Client's subcontractors, software, hardware, or related information systems, and such assumptions, to the extent feasible, will be recited in the SOW ("Assumptions"). To the extent that Vendor breaches the warranty set forth in Section 11(a)(ii) due to the failure of such an Assumption (where such failure is not caused by Vendor), Vendor's breach will be excused to the extent of such failure; however, Vendor shall notify Reseller as soon as practicable when it has knowledge of the potential of such failure and shall cooperate with Reseller to remedy the problem.

               (c) To the extent that Reseller is liable under Section 6.1 of SPA to Series A Investors (as defined thereunder) as a result of a breach of a representation or warranty made by Reseller under the SPA, and such breach would also be deemed a breach by Vendor under Section 11(a) of this Agreement, Reseller has no right to seek its rights against Vendor for a breach of such warranty or representation under Section 11(a) or terminate this Agreement pursuant to Section 13.

               12.  Indemnification.
                    ---------------

                    a. Subject to Section 11(b), Vendor shall indemnify Reseller, its Clients and its officers, directors, agents and employees for liability resulting from (i) infringement by the Products or System of any patent or copyright, (ii) any warranty statement Vendor may agree in writing is made to a Client pursuant to Section 11,
                         (iii) grossly negligent acts or omissions of Vendor,
                         (iv) breach of Vendor's obligations under this Agreement, (v) damage to or distortion of any target site by Vendor, to the extent such damage or loss was within the control of Vendor; (vi) damage or loss of any Information or Data prior to its delivery to Reseller or its Client, to the extent such damage or loss was within the control of Vendor, (vii) any breach by Vendor of Vendor's privacy policy as then in effect or (viii) damage to any persons or physical property resulting from any event specified in (i) through (vii) immediately above, provided Vendor is notified promptly of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. Reseller will indemnify Vendor and its officers, directors, agents and employees from liability resulting from (i) warranties for Products it makes that are broader than those agreed to by Vendor, (ii) grossly negligent acts or omissions of Reseller, (iii) breach of Reseller's obligations under this Agreement;
                         (iv) damage to or distortion of any target site by Reseller, to the extent such damage or loss was within the control of Reseller; (v) damage or loss of any Information or Data prior to its delivery to any Client, to the extent such damage or loss was within the control of Reseller (vi) any breach by Reseller of Reseller's privacy policy as then in effect or (vii) damage to any persons or physical property resulting from any event specified in (i) though (vi) immediately above; provided Reseller is notified promptly of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; Reseller will not be responsible for any settlement it does not approve in writing, which shall not be unreasonably withheld. If Vendor or Reseller change their privacy policy, each shall provide the other with written notification of such change 10 days prior to the implementation of such changed policies.

                    b. Each party (the "Indemnifying Party") shall indemnify and hold harmless the other and its subsidiaries and affiliated companies, officers, employees, representatives and agents (the "Indemnified Parties") from and against claims (including employment-related claims brought by or on behalf of Indemnifying Party's employees or applicants for employment), actions, demands, damages, losses and expenses, including but not limited to attorney's fees, judgments, costs and settlements arising out of or resulting directly or indirectly from the services and support being provided hereunder, to the extent caused in whole or in part by acts or omissions of the Indemnifying Party, its employees, agents or representatives. The Indemnifying Party shall discharge the Indemnified Parties of all the obligations of an employer under any federal, state and local laws, regulations or ordinances now or hereafter in force, including, but not limited to, those relating to taxes, unemployment compensation or insurance, social security, worker's compensation or insurance, pension, tax withholding, and including the filing of all returns and reports required of an employer and the payment of all taxes, assessments and contributions and other sums required of an employer. The Indemnifying Party shall indemnify and hold the Indemnified Parties harmless against the paying of any such payments. The Indemnified Party shall have no obligation whatsoever to make payments, payroll deductions or other payments or contributions required to be made to any governmental agencies or taxing authorities on account of any services rendered pursuant to this Agreement.

               13.  Termination, Survival, and Termination Liability. This
                    ------------------------------------------------
               Agreement shall continue in effect for the Term. If either party is in material breach of this Agreement, the non-breaching party may provide a written notice to the breaching party specifying the nature of the breach. The breaching party shall have thirty
               (30) days from receipt of such written notice to cure the material breach. If the breaching party does not cure the breach within such period, the non-breaching party may terminate this Agreement by providing the breaching party with written notice of termination, which written notice shall include the effective date of such termination. Upon a termination in accordance with
               Section 13, Reseller's obligation under Section 3(d) shall be null and void. Sections 11-21 and all accrued rights to payment shall survive the termination of this Agreement. Upon expiration of this Agreement, both parties will continue to honor executed SOWs pursuant to the terms hereof, provided that Reseller continues to pay all applicable fees therefor.

               14.  Confidentiality and Intellectual Property. Each party
                    -----------------------------------------
               acknowledges that it may obtain from the other party certain business, technology, financial, client, or other information during the course of this Agreement, including ideas, business plans, pricing and marketing and sales strategies, and other materials and information regarding the other party's business operations, technology, or clients (the "Proprietary Information"). Each party shall at all times keep and maintain the confidentiality of all Proprietary Information of the other party and the other party's clients, and shall not use or reproduce such Proprietary Information except for the purposes provided herein and shall not disclose any Proprietary Information to any third party. Each party may disclose the other party's Proprietary Information solely to employees and subcontractors that have a need to know and that are bound by non-use and non-disclosure obligations no less restrictive than those set forth in this Section. The receiving party shall not be obligated under this Section with respect to information the receiving party can document: (i) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or (ii) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; (iii) is rightfully in the possession of the receiving party (where such possession is not the result of prior relationships between Vendor and Reseller) without restriction prior to its disclosure by the other party; or (iv) is independently developed by the receiving party without use of the disclosing party's Proprietary Information. The receiving party may make disclosures required by law or court order provided the receiving party uses reasonable efforts to limit disclosure and to obtain confidential treatment. The parties acknowledge that breach of this Section by the receiving party shall cause the disclosing party irreparable harm and therefore, in addition to any other remedies, the disclosing party shall be entitled to equitable or injunctive relief as a remedy for such breach. Both parties recognize that the Information and Data may belong to the Client and is confidential. Vendor will comply with any and all reasonable security precautions established by a Client in Vendor's performance of an SOW. In addition, each party shall ensure that all of its employees assigned to perform services and support under this Agreement are aware that it is bound by the foregoing and each party shall advise all of these persons of the importance of strict compliance with its provisions. Each party shall inform all of its representatives, agents, subcontractors and assignees, if any, of these requirements and require their adherence to the foregoing.

               15.  Software. Any software incorporated into or provided for use
                    --------
               in a Product (excluding the Interface) is not sold, but rather is licensed solely for use in that Product. Such license is non-exclusive and-sublicensable but does not include the right to (and Reseller will not) modify, reverse engineer, incorporate or use in any other works, create derivatives of, or copy any portion of such software.

               16.  Limited Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER
                    -----------------
               PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO VENDOR HEREUNDER DURING THE TWELVE MONTH PERIOD PRIOR TO DATE THE CAUSE OF ACTION AROSE (PLUS IN THE CASE OF RESELLER, THE AMOUNTS DUE HEREUNDER). IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL OR FOR ANY ALLOCATION OF PRODUCTS OR SERVICES BETWEEN ITS CLIENTS IN THE EVENT OF A SHORTAGE. NOTHING IN THIS PARAGRAPH SHALL SERVE TO LIMIT EACH PARTY'S INDEMNITY OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER PARAGRAPH12 OR ANY DAMAGES ARISING OUT OF A BREACH OF PARAGRAPH 14.

               17.  Beta Testing. When the Vendor develops new trafficking
                    ------------
               products, Vendor may ask whether Reseller would like to participate in the test group before the products and services are fully launched.

               18.  Export Control. Each party shall be responsible for: (a)
                    --------------
               complying with all export restrictions, laws and regulations; (b) securing all permits and other licenses necessary to carry out its obligations under this Agreement; and (c) paying all tariffs, duties and the like, associated with its export of any goods or the use of any information in connection with the Products.

               19.  Non- Solicitation and Non-Compete.
                    ---------------------------------

                    a. During the Term and ending on the first anniversary of the termination or expiration of this Agreement in accordance with its terms, each party agrees that it will not directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other party during such period.

                    b. Reseller shall not (i) develop technology that competes with Vendor's Products; or (ii) pitch business or enter into an agreement with a third party that owns technology that competes with Vendor's Products and the purpose of such agreement is to compete with Vendor's Products.

                    c. Notwithstanding anything contained in Section 19(b), Reseller shall not be prohibited from working with any third party that provides technologies or services competitive to Vendor's Products for a particular Client if:

                         i. such third party has been selected by or engaged by such Client and Reseller informed Vendor that such Client has selected or engaged, or is going to select or engage, such third party;

                         ii. such Client terminates any SOW for the provision of Products as described in Section 3(d)(ii);

                         iii. Vendor refuses to accept a SOW for such Client as
                              described in Section 3(d)(iv);

                         iv. such Client's technology or other business requirements cannot be met or satisfied by the Products; provided Reseller advised Vendor of such requirements and worked with Vendor to determine that the Products could not meet such requirements;

                         v. such third party is (x) DoubleClick, 24/7 or any entity that is engaged in the business of serving online advertising, sending or providing email lists, and (y) the work primarily involves products that do not compete with the Products, and such non-competitive products cannot be purchased separately from competitive products purchased; or

                         vi. Reseller was working with such third party prior to the Effective Date for that particular Client, in which case, Reseller shall notify Vendor of same within thirty (30) days of the Effective Date.

                    b. The non-compete set forth in Section 19(b) shall terminate and become null and void upon the earlier of the following events:

                         i. Six months after the termination this Agreement if such termination occurs before the third anniversary of this Agreement; provided, however, that Reseller and Vendor agree to work together during this six month period to ensure that, if needed, Reseller's Clients are provided, through a third party, a solution similar to that provided by Vendor.

                         ii. Upon the termination or expiration of this Agreement if such termination or expiration occurs on or after the third anniversary of this Agreement.

                    c. In the event of a Change of Control of Reseller the non-compete set forth in Section 19(b) will only apply to the business of Reseller as conducted by Reseller immediately prior to the Change of Control. Change of Control shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of Reseller with any other corporation, other than a merger or consolidation which would result in the voting securities of Reseller outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Reseller or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by Reseller of all or substantially all of Reseller's assets; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said
                        Act), directly or indirectly, of securities of Reseller representing fifty percent (50%) or more of the total voting power represented by Reseller's then outstanding voting securities.

                  d. Vendor acknowledges that Reseller provides advice and counseling to its Clients regarding the various services and products that such Client should purchase to realize the full value of a program, project or investment. In that role, Reseller is expected by its Clients to provide such advice based on its objective assessment of various products and services, irrespective of any relationship, financial or otherwise, Reseller may have with a vendor. Notwithstanding Section 19 or 2(b), Vendor acknowledges that if its Products cannot satisfy the business requirements of a Client, from time to time Reseller may proceed in a manner that it deems necessary to fulfill its obligations to such Client even if that means selecting another vendor; provided, that, such instances will not adversely impact Vendor's status as Reseller's preferred vendor for Products and Reseller will provide notice to Vendor of Reseller's selection of such other vendor, should Reseller not be bound by obligations of confidentiality which prevents such disclosure.

                  e. Vendor acknowledges that from time to time a third party that owns technology that competes with Vendor's Products will approach Reseller to pitch business to a Client or a Client Prospect. If Reseller desires to pursue such business, to the extent not otherwise permitted under Section 19, Reseller will advise Vendor of such opportunity, Vendor and Reseller will discuss such opportunity and Vendor will consider releasing Reseller from its obligations under Section 19, taking into consideration the importance of such opportunity to Reseller and the impact such opportunity may have on the preferred relationship between Vendor and Reseller.

                  20.   Independent Contractor. Nothing herein shall be deemed
                        ----------------------
                        to create an employment relationship between Vendor and Reseller, or between any of Vendor's employees and Reseller. Vendor is and shall function as an independent contractor, not as an employee or agent of Reseller, in performing its obligations under this Agreement. Vendor shall have the sole and exclusive responsibility for selecting its employees who are assigned to perform the Services, subject only to Reseller's right to reject the assignment of any Vendor employee to support Reseller in accordance with Section 5 hereof, for supervising these employees in their day to day activities, for determining whether and when any employee should be disciplined, and for applying and administering any discipline deemed appropriate. Vendor shall also have the sole and exclusive responsibility for determining the wage rates and fringe benefit plans applicable to the employees assigned to perform the services and support required hereunder. Further, Vendor shall have the sole and exclusive responsibility for making appropriate deductions from its employees' wages and ensuring that all federal, state and local laws are complied with in connection with the employment relationship and all obligations flowing from it. All employees assigned by Vendor to perform services shall be employees, freelancers or agents of Vendor only, and shall have no employment or agency relationship with Reseller.

                  21.   General.
                        -------

                  a. Any notice required or permitted under this Agreement shall be in writing and shall be deemed given (a) if by hand delivery, upon receipt thereof, (b) if mailed, three (3) days after deposit in the United States mails, postage prepaid, certified mail, return receipt requested, (c) if by facsimile transmission, upon electronic confirmation thereof, or (d) if by next day delivery service, upon such delivery. All notices shall be addressed as follows (or to such other address as either party may in the future specify in writing to the other):

                           In the case of Reseller:     In the case of Vendor:
                           Modem Media, Inc.            CentrPort, Inc.
                           230 East Avenue              450 Post Road East
                           Norwalk, CT 06855            Westport, CT 06880
                           Attn: President              Attn: CEO

                           Fax: 203 299 7162            Fax: 203 341 8050
                           Copy: to General Counsel
                           Fax: 203 299 7461

                  b. All correspondence between Vendor and a Client or a Client Prospect shall be copied to the Reseller Account Manager of that Client or Client Prospect.

                  c. Neither party shall have any right or ability to assign, transfer, or sublicense any obligation or benefit under this Agreement except to majority owned subsidiaries (which assignment, transfer or sublicensing shall not relieve the assigning, transferring or sub-licensing party of its obligations hereunder), and any attempt to so assign or transfer shall not have effect and shall be null and void.

                  d. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

                  e. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

                  f. No changes or modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties.

                  g. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

                  h. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without regard to the conflicts of laws provisions thereof or the UN Convention on the International Sale of Goods). In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees.

                  i. If the terms and conditions set forth in this Agreement are in conflict with the terms and conditions of any SOW in effect prior to the Effective Date, the terms and conditions of the SOW shall govern, except with respect to any warranties or indemnifications in which case the warranties and indemnifications set forth in this Agreement shall govern. If the terms and conditions set forth in this Agreement are in conflict with the terms and conditions of any SOW in effect after the Effective Date, the terms and conditions of this Agreement shall govern.


The signature of the parties herein below indicates their acceptance of these terms and conditions.

Reseller: Modem Media, Inc.
By:/s/ Sloane Levy
Name: Sloane Levy
Title: Vice President, General Counsel and Corporate Secretary

Vendor: CentrPort, Inc.
By: /s/ William Zierolf
Name: William Zierolf
Title: President and CEO